Exhibit 4.5

THIS WARRANT, AND THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, TRANSFERRED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT AGREEMENT

To Purchase Shares of Preferred Stock of

QUANTERIX CORPORATION

Dated as of January 29, 2016 (the “Effective Date”)

WHEREAS, Quanterix Corporation, a Delaware corporation (as more fully defined below, the “Company”), has entered into a certain Amendment No. 2 to Loan and Security Agreement, of even date herewith, to that Loan and Security Agreement dated April 14, 2014 (collectively, and as may be further modified, amended and/or restated and in effect from time to time, the “Loan Agreement”) with Hercules Technology Growth Capital, Inc., a Maryland corporation, in its capacity as administrative agent for itself and the Lender (as defined in the Loan Agreement) (the “Warrantholder”);

WHEREAS, the Company desires to grant to Warrantholder, in consideration for, among other things, the financial accommodations provided for in the Loan Agreement, the right to purchase shares of Preferred Stock (as defined below) pursuant to this Warrant Agreement (this “Warrant” or this “Agreement”);

NOW, THEREFORE, in consideration of the Warrantholder executing and delivering the Loan Agreement and providing the financial accommodations contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:

SECTION 1.                         GRANT OF THE RIGHT TO PURCHASE PREFERRED STOCK.

(a)                                 For value received, the Company hereby grants to the Warrantholder the right to subscribe for and purchase from the Company, at any time and from time to time on or before the Expiration Date (as defined below), up to such number of fully paid and non-assessable shares of Preferred Stock as determined pursuant to Section 1(b) below, at a purchase price per share equal to the Exercise Price (as defined below).  As used herein, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended.

“Company” means Quanterix Corporation, a Delaware corporation, and any successor or surviving entity that assumes the obligations of the Company under this Agreement pursuant to Section 8(a).

“Charter” means the Company’s Certificate of Incorporation or other constitutional document, as may be amended and/or restated and in effect from time to time.

“Common Stock” means the Company’s common stock, $0.001 par value per share, and any other class, series or other designation of security into or for which such common stock is converted, substituted or exchanged pursuant to a reorganization, reclassification, recapitalization or similar transaction.

“Exercise Price” means $3.3299 per share, subject to adjustment from time to time in accordance with the provisions of this Warrant; provided, that if the Next Preferred Round Price shall be lower than the then-effective Exercise Price, then “Exercise Price” shall mean the Next Preferred Round Price from and after the closing of the Next Preferred Round, subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant.

“Initial Public Offering” means the initial underwritten public offering of the Company’s Common Stock pursuant to a registration statement under the Act, which public offering has been declared effective by the Securities and Exchange Commission (“SEC”).

“Merger Event” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company, (ii) the merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization (or, if such Company stockholders beneficially own a majority of the outstanding voting power of the surviving or successor entity as of immediately after such merger, consolidation or reorganization, such surviving or successor entity is not the Company); or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power.

“Next Preferred Round” means the first offering and sale by the Company, on or after the Effective Date, of shares of its convertible preferred stock or other senior equity securities to one or more investors for cash for financing purposes, in a single transaction or series of related transactions not registered under the Act, resulting in aggregate gross cash proceeds received by the Company of at least $1,000,000; provided, that Next Preferred Round shall not include any additional sales of Series C Stock by the Company.

“Next Preferred Round Price” means the lowest effective price per share for which shares of the Next Round Preferred Series are sold and issued in the Next Preferred Round.

“Next Preferred Round Series” means the series or other designation of the shares of convertible preferred stock or other senior equity security sold and issued by the Company in the Next Preferred Round, and any other class, series or other designation of security into or for which such Next Preferred Round Series is converted, substituted or exchanged pursuant to a reorganization, reclassification, recapitalization or similar transaction.

“Preferred Stock” means Series C Stock; provided, that if the Next Preferred Round Price shall be lower than the then-effective Exercise Price, then “Preferred Stock” shall mean the Next Preferred Round Series from and after the closing of the Next Preferred Round; provided, further, that, subject to the provisions of Section 8(f) below, upon and after the occurrence of an event which results in the automatic or voluntary conversion, redemption or retirement of all (but not less than all) of the outstanding shares of such Preferred Stock, including, without limitation, the consummation of an Initial Public Offering, then from and after the date upon which such outstanding shares are so converted, redeemed or retired, “Preferred Stock” shall mean the Common Stock.

“Purchase Price” means, with respect to any exercise of this Agreement, an amount equal to the Exercise Price as of the relevant time multiplied by the number of shares of Preferred Stock requested to be exercised under this Agreement pursuant to such exercise.

“Rights Agreement” means the Company’s Second Amended and Restated Registration Rights Agreement by and among the Company and the parties named therein, dated November 14, 2014, as amended from time to time.

“Series C Stock” means the Company’s Series C Convertible Preferred Stock, $0.001 par value per share, as presently constituted under the Charter, and any other class, series or other designation of security into or for which such Series C Convertible Preferred Stock is converted, substituted or exchanged pursuant to a reorganization, reclassification, recapitalization or similar transaction.

(b)                                 Number of Shares.                                           This Warrant shall be exercisable for 57,810 shares of Preferred Stock, subject to adjustment from time to time in accordance with the provisions of this Warrant;

provided, that if this Warrant becomes exercisable for shares of the Next Preferred Round Series, then this Warrant shall thereupon be exercisable for such number of shares of Preferred Stock as shall equal (i) $192,500, divided by (ii) the Next Preferred Round Price, subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

SECTION 2.                         TERM OF THE AGREEMENT.

Except as otherwise provided for herein, the term of this Agreement and the right to purchase Preferred Stock as granted herein shall commence on the Effective Date and shall be exercisable for a period ending upon the later to occur (the “Expiration Date”) of (i) the tenth (10th) anniversary of the Effective Date, and (ii) if the Initial Public Offering shall be consummated on or before the tenth (10th) anniversary of the Effective Date, the date that is five (5) years following the effective date of the Company’s registration statement in connection with the Initial Public Offering.

SECTION 3.                         EXERCISE OF THE PURCHASE RIGHTS.

(a)                                 Exercise.  The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed.  Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than three (3) days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Preferred Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any.

The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant  for shares of Preferred Stock to be exercised under this Agreement and, if applicable, an amended Agreement representing the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”).  If the Warrantholder elects the Net Issuance method, the Company will issue Preferred Stock in accordance with the following formula:

X = Y(A-B)

A

Where:                                                         X =                             the number of shares of Preferred Stock to be issued to the Warrantholder.

Y =                             the number of shares of Preferred Stock requested to be exercised under this Agreement.

A =                             the fair market value of one (1) share of Preferred Stock at the time of issuance of such shares of Preferred Stock.

B =                             the Exercise Price.

For purposes of the above calculation, current fair market value of Preferred Stock shall mean with respect to each share of Preferred Stock:

(i)                                     if the exercise is in connection with an Initial Public Offering, and if the Company’s Registration Statement relating to such Initial Public Offering has been declared effective by the SEC, then the fair market value per share shall be the product of (x) the initial “Price to Public” of the Common Stock specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise;

(ii)                                  if the exercise is after, and not in connection with an Initial Public Offering, and:

(A)                               if the Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the product of (x) the prior day closing price before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise; or

(B)                               if the Common Stock is traded over-the-counter, the fair market value shall be deemed to be the product of (x) the prior day closing bid and asked price quoted on the NASDAQ system (or similar system) before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise;

(iii)                               if at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ National Market or the over-the-counter market, the current fair market value of Preferred Stock shall be the product of (x) the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors and (y) the number of shares of Common Stock into which each share of Preferred Stock is convertible at the time of such exercise, unless the Company shall become subject to a Merger Event, in which case the fair market value of Preferred Stock shall be deemed to be the per share value received by the holders of the Company’s Preferred Stock on a common equivalent basis pursuant to such Merger Event.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Agreement representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

(b)                                 Exercise Prior to Expiration.  To the extent this Agreement is not previously exercised as to all Preferred Stock subject hereto, and if the fair market value of one share of the Preferred Stock is greater than the Exercise Price then in effect, this Agreement shall be deemed automatically exercised pursuant to Section 3(a) (even if not surrendered) immediately before its expiration.  For purposes of such automatic exercise, the fair market value of one share of the Preferred Stock upon such expiration shall be determined pursuant to Section 3(a).  To the extent this Agreement or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of shares of Preferred Stock, if any, the Warrantholder is to receive by reason of such automatic exercise.

SECTION 4.                         RESERVATION OF SHARES.

During the term of this Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of its Preferred Stock to provide for the exercise of the rights to purchase Preferred Stock as provided for herein, and shall have authorized and reserved a sufficient number of shares of its Common Stock to provide for the conversion of the shares of Preferred Stock issuable hereunder.

SECTION 5.                         NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Agreement, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the then-fair market value of one share of Preferred Stock.

SECTION 6.                         NO RIGHTS AS STOCKHOLDER.

This Agreement does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the exercise of this Agreement.

SECTION 7.                         WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Agreement.  Warrantholder’s initial address, for purposes of such registry, is set forth below Warrantholder’s signature on this Agreement.  Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8.                         ADJUSTMENT RIGHTS.

The Exercise Price and the number of shares of Preferred Stock purchasable hereunder are subject to adjustment, as follows:

(a)                                 Merger Event.  If at any time there shall be Merger Event, then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of this Agreement, the number of shares of preferred stock or other securities or property (collectively, “Reference Property”) that the Warrantholder would have received in connection with such Merger Event if Warrantholder had exercised this Agreement immediately prior to the Merger Event.  In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Agreement with respect to the rights and interests of the Warrantholder after the Merger Event to the end that the provisions of this Agreement (including adjustments of the Exercise Price and  adjustments to ensure that the provisions of this Section 8 shall thereafter be applicable, as nearly as possible, to the purchase rights under this Agreement in relation to any Reference Property thereafter acquirable upon exercise of such purchase rights) shall continue to be applicable in their entirety, and to the greatest extent possible.  Without limiting the foregoing, in connection with any Merger Event, upon the closing thereof, the successor or surviving entity shall assume the obligations of this Agreement; provided, that the foregoing assumption requirement shall not apply if the consideration to be paid for or in respect of the outstanding shares of Preferred Stock in such Merger Event consists solely of cash and/or readily marketable securities.  In connection with a Merger Event and upon Warrantholder’s written election to the Company, the Company shall cause this Warrant Agreement to be exchanged for the consideration that Warrantholder would have received if Warrantholder had chosen to exercise its right to have shares issued pursuant to the Net Issuance provisions of this Warrant Agreement without actually exercising such right, acquiring such shares and exchanging such shares for such consideration. The provisions of this Section 8(a) shall similarly apply to successive Merger Events.

(b)                                 Reclassification of Shares.  Except for Merger Events subject to Section 8(a), and subject to Section 8(f), if the Company at any time shall, by combination, reclassification, reorganization, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Agreement exist into the same or a different number of securities of any other class or classes, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change. The provisions of this Section 8(b) shall similarly apply to successive combination, reclassification, exchange, subdivision or other change.

(c)                                  Subdivision or Combination of Shares.  If the Company at any time shall combine or subdivide its Preferred Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased and the number of shares of Preferred Stock purchasable hereunder shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased and the number of shares of Preferred Stock purchasable hereunder shall be proportionately decreased.

(d)                                 Stock Dividends.  If the Company at any time while this Agreement is outstanding and unexpired shall:

(i)                                     pay a dividend with respect to the Preferred Stock payable in Preferred Stock, then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Preferred Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Preferred Stock outstanding immediately after such dividend or distribution; or

(ii)                                  make any other distribution with respect to Preferred Stock (or stock into which the Preferred Stock is convertible), except any distribution specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such distribution as though it were the holder of the Preferred Stock (or other stock for which the Preferred Stock is convertible) as of the record date fixed for the determination of the stockholders of the Company entitled to receive such distribution.

(e)                                  Antidilution Rights. Additional antidilution rights applicable to the Preferred Stock purchasable hereunder are as set forth in the Charter and shall be applicable with respect to the Preferred Stock issuable hereunder.  The Company shall promptly provide the Warrantholder with any restatement, amendment, modification or waiver of the Charter; provided, that no such amendment, modification or waiver shall impair or reduce the antidilution rights applicable to the Preferred Stock unless such amendment, modification or waiver affects the rights of Warrantholder with respect to the Preferred Stock in the same manner as it affects all other holders of Preferred Stock.  The Company shall provide Warrantholder with prior written notice of any issuance of its stock or other equity security to occur after the Effective Date of this Agreement, which notice shall include (a) the price at which such stock or security is to be sold, (b) the number of shares to be issued, and (c) such other information as necessary for Warrantholder to determine if a dilutive event has occurred. For the avoidance of doubt, there shall be no duplicate anti-dilution adjustment pursuant to this subsection (e), the forgoing subsection (d) and the Charter.

(f)                                   “Pay to Play” Rights.  In the event that any “pay to play” terms or conditions (i.e. terms or conditions that require a holder of the Preferred Stock to purchase securities in a future round of equity financing or else lose the benefit of anti-dilution protections or other rights applicable to shares of Preferred Stock or have such shares of Preferred Stock automatically convert into Common Stock or another class or series of capital stock) in the Charter are triggered in connection with any Equity Round (a “Trigger Event”), then, in each such event, the purchase rights under this Agreement shall automatically adjust to provide the Warrantholder, upon the later exercise hereof, with the same securities and/or rights that the Warrantholder would have received had the Warrantholder (x) exercised this Warrant prior to such Trigger Event, and (y) participated in the applicable equity financing in an amount sufficient to be deemed to have fully participated for purposes of such “pay to play” provision.

(g)                                  Notice of Adjustments.  If: (i) the Company shall declare or pay any dividend or distribution upon the outstanding shares of Preferred Stock (or Common Stock if shares of Preferred Stock are then convertible into Common Stock) whether in stock, cash, or other property; (ii) the Company shall offer for subscription pro rata to the holders of the Preferred Stock or other capital stock any additional shares of stock of any class or other rights; (iii) there shall be any Merger Event; (iv) there shall be an Initial Public Offering; (v) there shall be any voluntary or involuntary dissolution, liquidation or winding up of the Company, or (vi) there shall be an Initial Public Offering; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least twenty (20) days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Preferred Stock shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, dissolution, liquidation or winding up; (B) in the case of any such Merger Event, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Preferred Stock shall be entitled to exchange their Preferred Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up); and (C) in the case of an Initial Public Offering, at least twenty (20) days’ written notice prior to the effective date thereof.

Each such written notice shall set forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given in accordance with Section 12(g) below.

(h)                                 Timely Notice.  Failure to timely provide such notice required by subsection (g) above shall entitle Warrantholder to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Warrantholder.  For purposes of this subsection (h), and notwithstanding anything to the contrary in Section 12(g), the notice period shall begin on the date Warrantholder actually receives a written notice containing all the information required to be provided in such subsection (g).

SECTION 9.                         REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a)                                 Reservation of Preferred Stock.  The Preferred Stock issuable upon exercise of the Warrantholder’s rights has been or, in the case of Preferred Stock issuable in the Next Preferred Round, will be, and all shares of Common Stock issuable upon conversion of such Preferred Stock at all times will be, duly and validly reserved and, when issued in accordance with the provisions of this Agreement or the Charter, as applicable, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever other than restrictions on transfer under state and/or federal securities laws.  The Company has made available to the Warrantholder true, correct and complete copies of its Charter and current bylaws. The issuance of certificates for shares of Preferred Stock upon exercise of this Agreement shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Preferred Stock; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

(b)                                 Due Authority.  The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of Preferred Stock and the Common Stock into which it may be converted, have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement: (1) does not violate the Company’s Charter or current bylaws; (2) does not contravene any law or governmental rule, regulation or order applicable to it; and (3) does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound.  This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

(c)                                  Consents and Approvals.  No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for the filing of notices pursuant to Regulation D under the Act (“Regulation D”) and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d)                                 Issued Securities.  All issued and outstanding shares of Common Stock, Preferred Stock or any other securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable.  All outstanding shares of Common Stock, Preferred Stock and any other securities were issued in full compliance with all federal and state securities laws.  In addition, as of the date immediately preceding the date of this Agreement:

(i)                                     The authorized capital of the Company consists of (A) 45,000,000 shares of Common Stock, of which 8,359,211 shares are issued and outstanding, and (B)

32,442,457 shares of Preferred Stock, of which 28,630,051 shares are issued and outstanding and are convertible into 28,630,051 shares of Common Stock.

(ii)                                  The Company has reserved 8,637,178 shares of Common Stock for issuance under its Stock Option Plan(s), under which 3,358,547 options are outstanding.  The Company has reserved 2,911,472 shares of Common Stock and the applicable shares of Preferred Stock for the issuance of warrants to purchase Preferred Stock, and one holder of Series C Preferred Stock has the right to acquire an additional 900,927 shares of Series C Preferred Stock upon the Company achieving certain milestones.  Except as set forth above, there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital stock or other securities of the Company. The Company has no outstanding loans to any employee, officer or director of the Company, and the Company agrees not to enter into any such loan or otherwise guarantee the payment of any loan made to an employee, officer or director by a third party.

(iii)                               No shareholder of the Company has preemptive rights to purchase the Company’s capital stock in connection with the issuance of this Warrant.

(e)                                  Registration Rights. The Company agrees that the shares of Common Stock issued and issuable upon conversion of the shares of Preferred Stock issued and issuable upon exercise of this Warrant, and, at all times (if any) when the Preferred Stock shall be Common Stock, the shares of Preferred Stock issued and issuable upon exercise of this Warrant, shall have the  registration rights pursuant to and as set forth in the Rights Agreement on a pari passu basis with the holders of outstanding shares of Preferred Stock who are parties thereto. The provisions set forth in the Rights Agreement or similar agreement relating to such registration rights in effect as of the Effective Date may not be amended, modified or waived without the prior written consent of the Warrantholder unless such amendment, modification or waiver affects the rights associated with the shares of Preferred Stock issued and issuable upon exercise hereof in the same manner as such amendment, modification, or waiver affects the rights associated with all outstanding shares of Preferred Stock whose holders are parties thereto.

(f)                                   Other Commitments to Register Securities.  Except as set forth in this Agreement, the Company is not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the Act any of its presently outstanding securities or any of its securities which may hereafter be issued.

(g)                                  Exempt Transaction.  Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the Preferred Stock upon exercise of this Agreement, and the issuance of the Common Stock upon conversion of the Preferred Stock, will each constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(h)                                 Compliance with Rule 144. If the Warrantholder proposes to sell Preferred Stock issuable upon the exercise of this Agreement, or the Common Stock into which it is convertible,  in compliance with Rule 144 promulgated by the SEC, then, upon Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within ten days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.

(i)                                     Information Rights.  During the term of this Warrant, Warrantholder shall be entitled to the information rights contained in Section 7.1 of the Loan Agreement, and Section 7.1 of the Loan Agreement is hereby incorporated into this Agreement by this reference as though fully set forth herein, provided, however, that the Company shall not be required to deliver a Compliance Certificate once all Indebtedness (as defined in the Loan Agreement) owed by the Company to Warrantholder has been repaid.

SECTION 10.                  REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a)                                 Investment Purpose.  This Warrant is being acquired, and the Preferred Stock issuable upon exercise hereof will be acquired, for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to an effective registration statement or an exemption from the registration requirements of the Act.

(b)                                 Private Issue.  The Warrantholder understands (i) that the Preferred Stock issuable upon exercise of this Agreement is not registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.

(c)                                  Financial Risk.  The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d)                                 Risk of No Registration.  The Warrantholder understands that if the Company does not register with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), or file reports pursuant to Section 15(d) of the 1934 Act, or if a registration statement covering the securities under the Act is not in effect when it desires to sell (i) the rights to purchase Preferred Stock pursuant to this Agreement or (ii) the Preferred Stock issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period.  The Warrantholder also understands that any sale of (A) its rights hereunder to purchase Preferred Stock or (B) Preferred Stock issued or issuable hereunder which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.

(e)                                  Accredited Investor.  Warrantholder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

(f)                                   Confidentiality. Warrantholder acknowledges that certain information and materials provided by the Company pursuant to its obligations under this Warrant are confidential and proprietary information of the Company, and Warrantholder agrees to treat and hold such information in accordance with the confidentiality provisions set forth in Section 11.12 of the Loan Agreement.

(g)                                  “Market Stand-Off”.  Subject to all officers, directors, and holders of Preferred Stock of the Company being subject to the same restrictions, Warrantholder hereby agrees that it shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (a “Market Stand-Off”), any Common Stock (or other securities) of the Company held by such Warrantholder (other than those included in the registration) during the 180-day period following the effective date of the Initial Public Offering (or such longer period, not to exceed 34 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation). The underwriters of the Company’s stock are intended third party beneficiaries of this section and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.  Notwithstanding the foregoing, nothing shall prohibit Warrantholder from exercising this Warrant for Preferred Stock during the period set forth in in this Section 10(g).

SECTION 11.                  TRANSFERS.

Subject to compliance with applicable federal and state securities laws, this Agreement and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed; provided, that any successor transferee prior to the Initial Public Offering shall make the representations set forth in Section 10 and agrees, by acceptance of such transfer, to be bound by the covenants, terms and conditions of this Warrant; provided, further, that the Company shall not require delivery of a legal opinion in connection with any assignment or transfer of this Warrant or any shares of Preferred Stock issued on exercise hereof to an “affiliate” (as defined in Regulation D) of Warrantholder, provided that such affiliate transferee is an “accredited investor” (as defined in Regulation D). Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement.  The transfer of this Agreement shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer.  Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes.  Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, the holder hereof may not transfer this Agreement or any rights hereunder, in whole or in part, to any person, trust or entity reasonably determined in good faith by the Company’s Board of Directors to be a direct competitor of the Company.

SECTION 12.                  MISCELLANEOUS.

(a)                                 Effective Date.  The provisions of this Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof.  This Agreement shall be binding upon any successors or assigns of the Company.

(b)                                 Remedies.  In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that it shall not oppose an application by the Warrantholder or any other person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement.

(c)                                  No Impairment of Rights.  The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.  The foregoing notwithstanding, the Company shall not have been deemed to have impaired the Warrantholder’s rights hereunder:  (i) if it amends its Charter, or the holders of the then-outstanding Preferred Stock waive rights thereunder, in a manner that does not affect the shares of Preferred Stock issuable hereunder differently from the then-outstanding shares of Preferred Stock, or (ii) without limitation of any term, condition or provision of this Warrant, if the Company, through a Merger Event, issue, or sale of securities or any other voluntary action, affects Warrantholder’s rights hereunder in a manner that does not affect the shares of Preferred Stock issuable hereunder differently from the then-outstanding shares of Preferred Stock.

(d)                                 Additional Documents.  The Company, upon execution of this Agreement, shall provide the Warrantholder with certified resolutions with respect to the representations, warranties and covenants set forth in Sections 9(a), (b) and (c). The Company shall also supply documentation reasonably necessary to evaluate whether to exercise (in cash or a net issuance basis) this Warrant, including without limitation, (i) any merger/purchase/asset sale agreement and related documents and estimated payout allocations to each of the respective shareholders, warrant and option holders in connection with a Merger Event, (ii) the most recent capitalization tables, 409A valuations (if any), and board determination of share value (including any waterfall or per share allocations provided to the shareholders), and (iii) most recent Charter.

(e)                                  Attorneys’ Fees.  In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Agreement.  For the purposes of this Section 12(e), attorneys’ fees shall include without limitation fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

(f)                                   Severability.  In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(g)                                  Notices.  Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery if transmission or delivery occurs on a business day at or before 5:00 pm in the time zone of the recipient, or, if transmission or delivery occurs on a non-business day or after such time, the first business day thereafter, or the first business day after deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows:

If to Warrantholder:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Legal Department

Attention:  Chief Legal Officer and Manuel Henriquez

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile:  650-473-9194

Telephone:  650-289-3060

If to the Company:

Quanterix Corporation

Attention:  Chief Financial Officer

113 Hartwell Avenue

Lexington, MA 02421

Facsimile: 781-862-3804

Telephone: 617-301-9409

or to such other address as each party may designate for itself by like notice.

(h)                                 Entire Agreement; Amendments.  This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces in its entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof.  None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.

(i)                                     Headings.  The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

(j)                                    No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(k)                                 No Waiver.  No omission or delay by Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Company at any time designated, shall be a waiver of any such right or remedy to which Warrantholder is entitled, nor shall it in any way affect the right of Warrantholder to enforce such provisions thereafter.

(l)                                     Survival.  All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of Warrantholder and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

(m)                             Governing Law.  This Agreement have been negotiated and delivered to Warrantholder in the State of California, and shall have been accepted by Warrantholder in the State of California.  Delivery of Preferred Stock to Warrantholder by the Company under this Agreement is due in the State of California.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(n)                                 Consent to Jurisdiction and Venue.  All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the State of California.  By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 12(g), and shall be deemed effective and received as set forth in Section 12(g).  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(o)                                 Mutual Waiver of Jury Trial.  Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws.  EACH OF THE COMPANY AND WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR BY WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY.  This waiver extends to all such Claims, including Claims that involve Persons other than the Company and Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.

(p)                                 Judicial Reference.  If the waiver of jury trial set forth above is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of Santa Clara County, California.  Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(q)                                 Prejudgment Relief.  In the event Claims are to be resolved by arbitration, either party may seek from a court of competent jurisdiction identified in Section 12(o), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

(r)                                    Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	QUANTERIX CORPORATION

	By:	/s/ Ernest Orticerio
Name: Ernest Orticerio
Title: Chief Financial Officer, Secretary & V.P. Operations

WARRANTHOLDER:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

	By:	/s/ Jennifer Choe
Name: Jennifer Choe
Title: Assistant General Counsel

EXHIBIT  I

NOTICE  OF  EXERCISE

To:          [                            ]

(1)                                 The undersigned Warrantholder hereby elects to purchase [       ] shares of the Series [  ] Preferred Stock of [                 ], pursuant to the terms of the Agreement dated the [   ] day of April, 2014 (the “Agreement”) between [                 ] and the Warrantholder, and [CASH PAYMENT: tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any.] [NET ISSUANCE: elects pursuant to Section 3(a) of the Agreement to effect a Net Issuance.]

(2)                                 Please issue a certificate or certificates representing said shares of Series [  ] Preferred Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

(3)                                 The undersigned hereby agrees that by execution and delivery of this Notice of Exercise, the undersigned agrees to execute and thereby become party to (i) that certain Second Amended and Restated Registration Rights Agreement by and among the Company and the parties named therein, dated November 14, 2012, and (ii) that certain Second Amended and Restated Stockholders Agreement by and among the Company and the parties named therein, dated November 14, 2012, as each may be amended from time to time, in each case solely with respect to the shares issued on this exercise, solely to the extent that each holder of one percent (1%) or more of the outstanding shares of common stock the Company (calculated on a fully-diluted, as-exercised, as-converted basis) are currently parties thereto, and solely to the extent that each such respective agreement is currently by its terms in force and effect.

WARRANTHOLDER:	HERCULES TECHNOLOGY GROWTH
CAPITAL, INC.

By:
Name:
Title:
Date:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

The undersigned [                                    ], hereby acknowledge receipt of the “Notice of Exercise” from Hercules Technology Growth Capital, Inc., to purchase [    ] shares of the Series [  ] Preferred Stock of [                 ], pursuant to the terms of the Agreement, and further acknowledges that [      ] shares remain subject to purchase under the terms of the Agreement.

COMPANY:	[ ]

By:
Title:
Date:

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Agreement execute this form and supply required information.  Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:
Holder’s Signature:
Holder’s Address:

Signature Guaranteed:

NOTE:  The signature to this Transfer Notice must correspond with the name as it appears on the face of the Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Agreement.